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                                                                    EXHIBIT 23.5

                [LETTERHEAD OF BOWLES RICE MCDAVID GRAFF & LOVE]


                                  July 3, 1995


First Commercial Bank
3801 Wilson Road
Arlington, Virginia  22203

                   Re:  Form S-4 Registration Statement
                        -------------------------------

Gentlemen:

          This opinion is rendered in connection with the Form S-4 Registration Statement (the "Registration Statement") filed by United Bankshares, Inc. (the "Registrant") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering of approximately 271,000 shares of common stock of Registrant, $2.50 par value ("Common Stock") issuable in connection with the proposed acquisition of First Commercial Bank, Arlington, Virginia ("First Commercial") and Registrant, pursuant to the terms of the Agreement and Plan of Merger dated March 6, 1995, between First Commercial and Registrant (the "Plan").

          We are of the opinion that if all the conditions set forth in the Plan are satisfied, the Common Stock, when issued in connection with the Plan in accordance with the terms set forth therein will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights of any shareholder of Registrant.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.

                                    Very truly yours,

                                    BOWLES RICE MCDAVID GRAFF & LOVE



                                    /s/ Sandra M. Murphy
                                    Sandra M. Murphy

SMM/msb
cc:  Joseph Wm. Sowards